Exhibit 107

CALCULATION OF FILING FEE TABLES

Form F-1
(Form Type)

Icon Energy Corp.
(Exact Name of Registrant as Specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, par value $0.001 per share	Rule 457(c)	10,357,237(1)	$2.03(2)	$21,025,191.11	0.0001531	$3,218.96

Total Offering Amounts						$21,025,191.11		$3,218.96
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$3,218.96

(1)
Includes: (i) 10,262,726 Common Shares to be issued pursuant to the SEPA; (ii) 49,262 Common Shares to be issued in satisfaction of the second half of the Commitment Fee; and (iii) 45,249 Initial Commitment Shares.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee based on the average of the high and low prices of the Common Shares on the Nasdaq Capital Market on September 9, 2025 (such date being within five business days of the date that this registration statement was filed with the United States Securities and Exchange Commission). This calculation is in accordance with Rule 457(c) of the Securities Act.